May 3, 2007

Mr. Thomas Sandgaard, President and Chief Executive Officer (Sent via Electronic Mail)
Mr. Fritz Allison, Chief Financial Officer
Zynex Medical Holdings, Inc.
8100 Southpark Way, Suite A-9
Littleton, Colorado 80120

Re: Convertible Secured Promissory Note

Gentlemen:

In reference to that certain Convertible Secured Promissory Note in the principal amount of $275,000.00 dated October 18, 2007 (herein referred to as the "Note") held by Ascendiant Capital Group LLC, notice was given by Holder (Ascendiant Capital Group, LLC) on April 23, 2007, that the Note, pursuant to its terms, reached its maturity as of April 18, 2007, and the principal of the Note, along with accrued but unpaid interest became due and payable in full.

As the principal amount of $275,000.00 was not paid to Holder on or before the maturity of the Note, April 18, 2007, pursuant to the terms of the Note, 450,000 shares of restricted common stock are now due and payable to Holder.

Offers to extend the Note were made by Holder on April 23, 2007 and May 2, 2007. Such offers were not accepted by Maker.

Notwithstanding the foregoing, Holder is willing to extend the term of the Note to October 18, 2007 provided that Maker does the following:

1) Issue and deliver seventy-five thousand (75,000) restricted common shares of Zynex Medical Holdings, Inc. to Holder for each thirty (30) days or part thereof that the Note has an outstanding principal balance beyond April 18, 2007. If the principal balance of the Note is less than $200,000.00 at the beginning of any thirty (30) day period (e.g. May 19, June 19, July 19, August 19, September 19), the number of shares due and payable to Holder for that thirty (30) day period shall be reduced to 50,000 shares. If the principal balance of the Note is less than $100,000.00 at the beginning of any thirty (30) day period (e.g. May 19, June 19, July 19, August 19, September 19), the number of shares due and payable to Holder for that thirty (30) day period shall be reduced to 25,000 shares.

The initial amount of shares due (75,000) shall be delivered to Holder by May 11, 2007. All subsequent shares payable to Holder shall be delivered to Holder within five (5) business days of each due date. The due date shall be the beginning of each thirty (30) day period as referenced above.

Ascendiant Capital Group LLC's Tax ID number is 48-1280361. All shares issued to Holder shall have piggyback registration rights as provided for in the Note.

2) Pay the principal amount of the Note plus interest at the rate of twenty-one percent (21%) per annum in six (6) equal monthly installments beginning on or before May 18, 2007 and ending on or before October 18, 2007. Maker has indicated a desire to pay the Note down and off in a more accelerated fashion. If so, this will reduce the amount of shares due to Holder pursuant to item 1 above.

Should Maker fail to deliver the restricted common stock as outlined above or should Maker not make the payment(s) as outlined above, the unpaid principal amount of the Note, along with accrued but unpaid interest, will immediately become due and payable in full. Additionally, the Note will not be considered paid in full until all restricted common stock due to Holder has been delivered to Holder and all principal and interest payments have been paid in full.

If you are in agreement with these terms, please sign below and return a copy via facsimile (949-756-1090) to me.

The offer outlined above will expire if this letter is not mutually executed below by 5:00pm Pacific Time on May 4, 2007.

Thank you,

ASCENDIANT CAPITAL GROUP, LLC

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Bradley J. Wilhite,
Managing Director
Date: ________________________

Understood and Agreed:

ZYNEX MEDICAL HOLDINGS, INC.

____
By:
Its:
Date: ________________________